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                                                                    EXHIBIT 1.1


                                 AMENDMENT NO. 1

                                       TO

             STRUCTURED EQUITY LINE FLEXIBLE FINANCING-SM- AGREEMENT

         THIS AMENDMENT NO. 1 to STRUCTURED EQUITY LINE FLEXIBLE FINANCING-SM- AGREEMENT ("Amendment") is dated as of September 29, 1999 between Cripple Creek Securities, LLC (the "Investor"), and Cygnus, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"). Capitalized terms not defined herein shall have the meanings assigned to them in that certain Structured Equity Line Flexible Financing-SM- Agreement dated as of June 30, 1999 (the "Agreement"), between the Company and the Investor.

                              W I T N E S S E T H :

             WHEREAS, the Company and the Investor entered into the Agreement, pursuant to which the Company may issue to the Investor, and the Investor shall purchase from the Company, from time to time as provided therein, shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), for a maximum aggregate Purchase Price of $30,000,000 (the "Maximum Offering Amount"); and

             WHEREAS, the Company and the Investor desire to amend the Agreement as provided herein, and to set forth certain terms with respect to the issuance and sale by the Company to the Investor of shares of Common Stock for the Supplemental Investment Amount (as defined below).

             NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                    AGREEMENT

         Section 1.1 The definition of the term "Investment Period" contained in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

     ""INVESTMENT PERIOD" shall mean each successive one-month period commencing on (a) in the case of the first Investment Period, the first Trading Day of the calendar month following the end of the Supplemental Investment Period, PROVIDED that the first Investment Period may start as of a different date upon the mutual written consent of the Company and Investor, and (b) in the of subsequent Investment Periods, commencing on the first Trading Day subsequent to the expiration of the immediately preceding Investment Period."


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Section 1.2     Section 1.1 of the Agreement is hereby amended to include the additional definitions as follows:

         ""Supplemental Investment Amount" shall mean $4,000,000."

         ""Supplemental Investment Date" shall mean such date as the Company and the Investor shall mutually agree."

         ""Supplemental Investment Period" shall mean the period commencing on the Supplemental Investment Date and ending on the earlier of (a) the date the Investor has delivered to the Company Investor Notices pursuant to
Section 2.1(a)(ii) for an aggregate Purchase Price equal to the Supplemental Investment Amount, and (b) the 110th Trading Day after the Supplemental Investment Date."

         ""Supplemental Investment Purchase Price" shall mean the average of the closing bid price per share of the Common Stock for the ten (10) Trading Days prior to the Supplemental Investment Date."

         Section 1.3 Section 2.1(a) of the Agreement is hereby redesignated as "Section 2.1(a)(i) INITIAL INVESTMENT", and Section 2.1 of the Agreement is hereby amended to include the additional new Section 2.1(a)(ii) as follows:

         "2.1(a)(ii) SUPPLEMENTAL INVESTMENT. On the Supplemental Investment Date, the Company shall deliver against payment by the Investor of $4,000,000 by federal fund wire transfer or transfer of New York Clearing House Funds to the Company's account, the number of shares of Common Stock (rounded down to the nearest whole share) determined by dividing the Supplemental Investment Amount by the Supplemental Investment Purchase Price. During the Supplemental Investment Period, the Investor shall deliver to the Company Investor Notices as if the Investor were obligated during the Supplemental Investment Period to purchase shares of Common Stock for an aggregate Purchase Price equal to the Supplemental Investment Amount; PROVIDED, HOWEVER, that in no event may the Investor deliver, without the written consent of the Company, an Investor Notice during such Supplemental Investment Period with respect to a dollar amount, which, together with the aggregate dollar amount covered by Investor Notices previously delivered, would exceed the greater of (i) $3,000,000, or
(ii) 8% of the average daily Value of Open Market Trading of the Common Stock on the Principal Market for all prior Trading Days in the Supplemental Investment Period. In the event that the amount determined pursuant to clause
(ii) is less than $4,000,000 at the end of the Supplemental Investment Period, the Supplemental Investment Period shall be extended (and no other Investment Period shall commence) until ten (10) Trading Days after the amount determined pursuant to clause (ii) is at least $4,000,000. If the aggregate number of shares of Common Stock the Investor would have received pursuant to all Investor Notices delivered pursuant to this paragraph is greater than the number of shares of Common Stock the Investor received on the Supplemental Investment Date, then the Company shall deliver to the Investor within two (2) days after the end of the Supplemental Investment Period that number of shares of Common Stock equal to such difference."


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                                   ARTICLE II

                   CONDITIONS TO CLOSING ADDITIONAL INVESTMENT

       Section 2.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO ISSUE AND SELL COMMON Stock. The obligation of the Company to issue and sell Common Stock to the Investor as contemplated hereby is subject to the satisfaction, as of the Supplemental Purchase Date (as if the Supplemental Purchase Date were a Closing Date for purposes of the Agreement), of each of the conditions set forth in Section 3.1 of the Agreement.

       Section 2.2 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE INVESTOR TO PURCHASE COMMON STOCK. The obligation of the Investor to purchase Common Stock as contemplated hereby is subject to the satisfaction, as of the Supplemental Purchase Date (as if the Supplemental Purchase Date were a Closing Date for purposes of the Agreement), of each of the conditions, obligations and deliveries set forth in Section 3.2 of the Agreement, including but not limited to the comfort letter required pursuant to Section 3.2(i) thereof.

                                   ARTICLE III

                                  MISCELLANEOUS

       Section 3.1 NO THIRD PARTY BENEFICIARIES. This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

       Section 3.2 GOVERNING LAW. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to such state's principles of conflict of laws.

       Section 3.3 EXECUTION. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

       Section 3.4 Except as amended hereby, the Agreement shall remain unchanged and in full force and effect.

                  [REST OF THIS PAGE INTENTIONALLY LEFT BLANK]


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       IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.
1 to Structured Equity Line Flexible Financing-SM- Agreement to be duly executed by their respective authorized officers as of the date hereof.


CRIPPLE CREEK SECURITIES, LLC      CYGNUS, INC.

By: /S/ ROBERT L. CHENDER          By: /S/ CRAIG W. CARLSON
    --------------------------         ----------------------------------------
     Name:  Robert L. Chender           Name:  Craig W. Carlson
     Title:  Principal                  Title:  Senior Vice President, Finance
                                                Chief Financial Officer